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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 of Regeneron Pharmaceuticals, Inc. for the registration of $200,000,000 of common stock, preferred stock, debt securities, and/or warrants and to the incorporation by reference therein of our report dated February 4, 2002, with respect to the financial statements of Amgen-Regeneron Partners for the year ended December 31, 2001 included in the Annual Report (Form 10-K/A Amendment No. 2) of Regeneron Pharmaceuticals, Inc. for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP



Los Angeles, California
February 9, 2005